Exhibit 3.4

AMENDMENT TWO

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Amending the Amended and Restated Certificate of Designations, Preferences

and Rights for Series D Convertible Preferred Stock of MetroPCS, Inc.)

(Pursuant to Sections 242 of the

Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President and Secretary of this corporation.

2. The original Certificate of Incorporation of this corporation was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL.

3. The directors and the stockholders of this corporation, in accordance with Sections 242 of the DGCL, have adopted and approved this Amendment Two to Sixth Amended and Restated Certificate of Incorporation (the “Amendment Two”).

4. Pursuant to this Amendment Two, the Sixth Amended and Restated Certificate of Incorporation of this corporation is hereby amended as follows:

A. Section 1 of the Amended and Restated Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock (the “Certificate of Designations”) is hereby amended to delete the second sentence thereof and add language at the end of Section 1.1 as follows:

“The number of shares constituting such series shall be 3,500,000 and such number of shares may be decreased (but not increased) by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, convertible notes, options or warrants or upon conversion of outstanding securities issued by the Company. Notwithstanding any provision to the contrary, any references in the Certificate of Designation regarding the number of shares of Series D Preferred Stock of 3,000,000 shall be deemed to be replaced by 3,500,000.”

B. A new Article IVA is hereby added to the Sixth Amended and Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

AMENDMENT TWO TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Page 1

ARTICLE IVA

(A) Supermajority Voting Rights

(i) General. In addition to any other vote required by law, the Charter or the Bylaws of the Company, the Company shall not, other than in the ordinary course of business, take any of the following actions, whether directly or indirectly, and such action shall not be deemed to have been authorized and approved by the Board of Directors, unless such action has been approved by a majority of the directors then in office, which approval must include (x) the affirmative vote of each of the Outside Directors or (y) the affirmative vote and concurrence of 66 2/3% of the Series D Preferred Stock then outstanding:

(a) any amendment to the Company’s Charter or Bylaws, unless such amendment is necessary to comply with the FCC rules;

(b) any merger or consolidation by or with the Company;

(c) a sale of all or substantially all the Company’s assets;

(d) any voluntary dissolution or liquidation of the Company;

(e) any issuance of equity of the Company, except (I) in connection with a Qualified Public Offering by the Company, (II) issuances of additional options to purchase Class B Common Stock to members of the Control Group necessary to maintain the Company’s eligibility as a Small Business (provided that the exercise price of such options is equal to fair market value of the Class B Common Stock), and (III) issuances of additional equity to persons who are then investors in the Company (provided that all then current investors are entitled to purchase an amount of equity equal to the percentage of equity owned by such investor immediately prior to such issuance (treating all Warrants as having been exercised) on equal terms (except that any investor may pay the cash equivalent of any non-cash consideration based upon its fair market value, as determined by the Board, including each of the Outside Directors);

(f) the declaration or payment of dividends by the Company (other than with respect to the Series D Preferred Stock);

(g) the approval of any arrangement with any Stockholder that owns more then 5% of the equity of the Company or any entity owned or controlled by any Stockholder that owns more than 5% of the equity of the Company, any officer or director of the Company, or any Qualifying Investor (as that term is defined from time to time by the FCC);

(h) any determination of compensation or benefits of any executive officer of the Company;

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RESTATED CERTIFICATE OF INCORPORATION – Page 2

(i) the conversion of Class B Common Stock to Class C Common Stock; or

(j) the incurrence of additional indebtedness in excess of $10 million, except for any indebtedness pursuant to the Lucent Agreements.

Notwithstanding the above, the Control Group will maintain control over the day to day activities of the Company, including the selection and replacement of management, and play an integral role in all major policy decisions.

(ii) Qualified Public Offering. Following a Qualified Public Offering the foregoing supermajority voting rights will no longer be applicable.

(B) Rights to Acquire Shares

(i) Pre-Emptive Rights. The Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company other than for full and adequate consideration as determined by the Board of Directors. Furthermore, the Company will not sell or issue any share of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, unless the Company first submits a written offer to all the Stockholders (including for all purposes of this Section (B) their Permitted Transferees) (collectively, the “Offerees”) identifying the terms of the proposed sale or issuance (including price, number of securities and all other material terms), and offers to each Offeree the opportunity to acquire its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if any of the Offerees do not fully exercise their rights) on substantially the same terms and conditions, including price, as those on which the Company proposes to sell or issue such securities to a third party or parties; provided, however, that the foregoing preemptive rights shall not apply to any offer, sale or issuance of Series D Preferred Stock pursuant to the Securities Purchase Agreement. Each Offeree’s “Pro Rata Allotment” of such securities shall be based on the ratio (as determined in accordance with Section 1.2 of the Stockholders Agreement) which the shares of Common Stock held by him or it bears to all of the then issued and outstanding shares of Common Stock as of the date of such written offer. The Company’s offer to the Offerees shall remain open and irrevocable for a period of thirty (30) days during which time the Offerees may accept such offer by written notice to the Company setting forth the maximum number of shares or other securities to be acquired by any such Offeree, including the number of shares or securities which the Offeree would acquire if other Offerees do not elect to acquire, with the rights of electing Offerees to acquire such additional shares or securities to be based on the relative holdings of shares of the electing Offerees. Any securities so offered which are not acquired pursuant to such offer may be sold by the Company but only on the terms and conditions set forth in the initial offer to the Offerees, at any time within 120 days following the termination of the above-referenced 30-day period.

AMENDMENT TWO TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Page 3

IN WITNESS WHEREOF, as of this 23rd day of January, 2001, this AMENDMENT TWO TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION has been executed by the President of this corporation and attested by its Secretary .

METROPCS, INC.,

By: /s/ Roger D. Linquist
Name: Roger D. Linquist
Title: President and Chief Executive Officer

Attest: /s/ Dennis G. Spickler
Dennis G. Spickler
Assistant Secretary

AMENDMENT TWO TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Signature Page